                                                                    EXHIBIT 10.3

                                                                           DRAFT


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                           EMPLOYEE BENEFITS AGREEMENT



                                 by and between



                            LUCENT TECHNOLOGIES INC.



                                       and


                                   AVAYA INC.




                           Dated as of October 1, 2000



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                                TABLE OF CONTENTS

ARTICLE I   DEFINITIONS

          Agreement
          ASO Contract
          Assigned Split Dollar Policies
          Auditing Party
          Avaya Acquisition Loan
          Avaya Entity
          Avaya Individual
          Avaya Master Pension Trust
          Avaya Stock Value
          Avaya WCP Claims
          Award
          CECRA
          Close of the Distribution Date
          COBRA
          Code
          Collective Bargaining Agreement
          Contribution and Distribution Agreement
          Covered Lucent Awards
          CWA
          Deferral Plan
          DOL
          ERISA
          Executive Benefit Plans
          Existing Acquisition Loan
          First Transfer Date
          FMLA


          Group Life Program
          HCFA
          HCRA Plan
          Health And Welfare Plans
          Health Plans

          HMO
          HMO Agreements

          IBEW
          Immediately after the Distribution Date
          Individual Agreement
          IRS
          Legally Permissible
          LESOP
          LESOP Trust
          LRIP


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          LTD VEBA
          LTSSP
          Lucent Acquisition Loan
          Lucent Entity
          Lucent Executive

          Lucent Leave of Absence Programs
          Lucent LTD Plans
          Lucent Master Pension Trust
          Lucent Pension Plan
          Lucent SADBP
          Lucent Stock Value
          Lucent WCP
          Material Feature
          Medical Plans
          MPA
          Non-Employee Director
          Non-Employee Director Plan
          Non-parties
          Nonrepresented Employee
          Nonrepresented Transition Period
          Nonrepresented Health VEBA

          Non-U.S. Plan
          Option
          Participating Company
          PBGC
          Pension Plans
          Pension Transfer Amount
          Plan
          Posretirement Health Trusts
          Postretirement Life Trust
          QDRO
          QMCSO
          Rabbi Trust
          Ratio
          Represented Employee
          Represented Transition Period
          Represented Health VEBA
          RFA
          Savings Plans
          Second Transfer Date
          Short Term Incentive Plan
          Split Dollar Life Insurance
          Stock Award Plan
          Stock Purchase Plan
          Transition Individual
          Transition Period
          Trust-Owned Life Insurance (VEBA)
          U.S.
          VEBA


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ARTICLE II GENERAL PRINCIPLES

2.1           Assumption of Liabilities
              Avaya Liabilities

2.2           Avaya Participation in Lucent Health and Welfare Plans
              a.  Participation in Lucent Health and Welfare

              b.  Avaya's General Obligations as Participating Company
              c.  Termination of Participating Company Status

2.3           Establishment of Avaya Plans

2.4 Terms of Participation by Avaya Individuals in Avaya Plans and Avaya Non-Employee Directors in Avaya Non-Employee Director Plan
              a.  Avaya Plans
              Avaya Non-Employee Director Plan

2.5           Transition Individuals
              a.  Mandatory Portability Agreement
              b.  Nonrepresented Interchange Agreement
              c.  Represented Interchange Agreement
              d.  Restriction on Plan Amendments

              ARTICLE III DEFINED BENEFIT PLANS

3.1           Establishment of Mirror Pension Trust

3.2 Assumption of Pension Plan Liabilities and Allocation of Interests in the Lucent Master Pension Trust
              a.  Assumption of Liabilities by Avaya Pension Plan
              b.  Asset Allocations and Transfers
              c.  Pension Transfer Amount

              ARTICLE IV DEFINED CONTRIBUTION PLANS


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4.1           Saving Plans
              a)  Nonrepresented Savings Plan Trust
              b)  Assumption of Liabilities and Transfer of Assets

4.2           LTSSPs and LESOPs
              a)  Represented Savings Plan Trust
              b)  Assumption of LTSSP Liabilities
              c)  Leveraged Stock Ownership Plan


              ARTICLE V HEALTH AND WELFARE PLANS

5.1           Establishment of Mirror Health and Welfare Plan Trusts

5.2           Assumption of Health and Welfare Plan Liabilities

5.3           Postretirement Health Trust Asset Transfers

5.4 Postretirement Life Trust Asset Transfer; Transfer of Retirement Funding Account Assets

5.5           [Reserved]

5.6           Vendor Contracts
              a. Third-Party ASO Contracts
              b. HMO Agreements

5.7           Sickness and Accident Dissability

5.8           Group Life Programs

5.9           COBRA

5.10          Leave of Absence Programs and FMLA

5.11          Lucent Workers' Compensation Program
              a.  Administration of Claims
              b.  Cooperation
              c.  AT&T Liability


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5.12          Lucent Employee Assistance Program

5.13          Unemployment Insurance Tax Management Program

5.14          Administration
              a. Coordination of Benefits for Spouses, Dependents and Domestic
                 Partners; HCFA Data Match
              b. Other Post-Distribution Transitional Rules

5.15          Application of Article V to Avaya Entities

5.16          Lucent Work and Family Programs

              ARTICLE VI  EXECUTIVE BENEFITS,
              NON-EMPLOYEE DIRECTOR BENEFITS,
              AND OTHER STOCK-BASED COMPENSATION

6.1           Assumption of Obligations

6.2           Lucent Short Term Incentive Plan

6.3           Lucent Stock Award Plans
              a. Stock Options
              b. Restricted Stock and Restricted Stock Units

6.4           Lucent Deferral Plan

6.5           Non-Employee Director Benefits

6.6           Rabbi Trust
              a. Establishment of Mirror Rabbi Trust
              b. Funding of Avaya Rabbi Trust


6.7           Lucent Split Dollar Life Insurance

              ARTICLE VII MISCELLANEOUS BENEFITS

7.1           Transfer of Stock Purchase Plan Recordkeeping Accounts

7.2           Service Anniversary and Retirement Award Program

7.3           2000 Incentive Compensation Payments


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              ARTICLE VIII GENERAL AND ADMINISTRATIVE

8.1           Actuarial and Accounting Methodologies and Assumptions

8.2           Sharing of Participant Information

8.3           Reporting, Disclosure and Communications to Participants

8.4           Non-Termination of Employment; No Third-Party Beneficiaries

8.5           Plan Audits
              a. Audit Rights with Respect to the Allocation or Transfer of
                 Plan Assets
              b. Audit Rights With Respect to Information Provided
              c. Audits Regarding Vendor Contracts

8.6           Beneficiary Designations

8.7           Requests for IRS Rulings and DOL Opinions
              a. Cooperation
              b. Applications
              c. Life Insurance

8.8           Fiduciary Matters

8.9           Collective Bargaining

8.10          Consent of Third Parties

8.11          Quiet Periods

8.12          Lucent's and Avaya's General Obligations as Plan Sponsors

8.13          Adjustments to Plan Transfers

              ARTICLE IX MISCELLANEOUS

9.1           Non-U.S. Plans

9.2           Effect If Distribution Does Not Occur

9.3           Relationship of Parties

9.4           Affiliates


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9.5           Incorporation of Contribution and Distribution Agreement
              Provisions


                                    - vii -
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Signatures

Schedule I       Lucent Plans

Schedule II      Description of Employee Allocation Principles

Schedule III     Description of Lucent 2000 Incentive Compensation Commitment

Schedule IV      Description of Non-U.S.  Plan Treatment



 Exhibit A       Nonrepresented Interchange Agreement between Lucent
                    Technologies Inc. and Avaya Inc.

 Exhibit B       Represented Interchange Agreement between Lucent Technologies
                    Inc. and Avaya Inc.


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                           EMPLOYEE BENEFITS AGREEMENT

         This EMPLOYEE BENEFITS AGREEMENT, dated as of October 1, 2000, is by and between Lucent and Avaya. Capitalized terms used herein (other than the formal names of Lucent Plans (as defined below) and related trusts of Lucent) and not otherwise defined shall have the respective meanings assigned to them in
Article I hereof or as assigned to them in the Contribution and Distribution Agreement (as defined below).

                                 R E C I T A L S

         WHEREAS, the Board of Directors of Lucent has determined that it is in the best interests of Lucent and its stockholders to separate Lucent's existing businesses into two independent businesses;

         WHEREAS, in furtherance of the foregoing, Lucent and Avaya have entered into a Contribution and Distribution Agreement, dated as of September 30, 2000, (the "Contribution and Distribution Agreement") and certain other agreements that will govern certain matters relating to the Contribution, the Distribution and the relationship of Lucent and Avaya and their respective Subsidiaries following the Distribution; and

         WHEREAS, pursuant to the Contribution and Distribution Agreement, Lucent and Avaya have agreed to enter into this agreement allocating assets, liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs between them.

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties, intending to be legally bound, agree as follows:



                                    ARTICLE I
                                   DEFINITIONS


         For purposes of this Agreement the following terms shall have the following meanings:


         AGREEMENT means this Employee Benefits Agreement, including all the Schedules and Exhibits hereto.

         ASO CONTRACT is defined in Section 5.6(a)(i).

         ASSIGNED SPLIT DOLLAR POLICIES is defined in Section 6.7.

         AUDITING PARTY is defined in Section 8.5(b)(i) .
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         AVAYA ACQUISITION LOAN is defined in Section 4.2(c)(ii).

         AVAYA ENTITY means any Person that is, at the relevant time, a Subsidiary of Avaya or is otherwise controlled, directly or indirectly, by Avaya.

         AVAYA INDIVIDUAL means any individual who, at the Close of the Distribution Date, is either actively employed by, or on a leave of absence from, Avaya or an Avaya Entity. Individuals who are receiving sickness or accident benefits or benefits under a workers compensation program who have been assigned to Avaya pursuant to the principles described in Schedule II shall be Avaya Individuals. An alternate payee under a QDRO, an alternate recipient under a QMCSO, a beneficiary or a covered dependent, in each case of an employee described in the preceding sentence shall also be an Avaya Individual with respect to that employee's benefit under the applicable Plans. Such an alternate payee, alternate recipient, beneficiary, or covered dependent shall not otherwise be considered an Avaya Individual with respect to his or her own benefits under any applicable Plans unless he or she is an Avaya Individual by virtue of the first sentence of this definition.

         AVAYA MASTER PENSION TRUST is defined in Section 3.1.

         AVAYA STOCK VALUE means the weighted averages of the regular way trading prices of Avaya Common Stock as listed on the NYSE on the first trading day after the Close of the Distribution Date.

         AVAYA WCP CLAIMS is defined in Section 5.11(a).

         AWARD means an award under a Stock Award Plan or a Short Term Incentive Plan.

         CECRA, when immediately preceded by "Lucent," means the Lucent Child/Elder Care Reimbursement Account Plan. When immediately preceded by "Avaya," CECRA means the child/elder care reimbursement account plan to be established by Avaya pursuant to Section 2.3.

          CLOSE OF THE DISTRIBUTION DATE means 11:59:59 P.M., Eastern Standard Time or Eastern Daylight Time (whichever shall then be in effect), on the Distribution Date.

         COBRA means the continuation coverage requirements for "group health plans" under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and ERISA Sections 601 through 608.

         CODE means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law. Reference to a specific Code provision also includes any proposed, temporary, or final regulation in force under that provision.

         COLLECTIVE BARGAINING AGREEMENT means the 1998 CWA/IBEW/Lucent National Memorandum of Understanding, including all attachments, National Items and letters included as a part thereof, between Lucent, the CWA and IBEW as of May 30, 1998, and such local


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collective bargaining agreements into which the CWA/IBEW/Lucent National
Memorandum of Understanding has been incorporated.

          CONTRIBUTION AND DISTRIBUTION AGREEMENT is defined in the second recital of this Agreement.

          CWA means the Communications Workers of America, AFL-CIO.

          DEFERRAL PLAN, when immediately preceded by "Lucent," means the Lucent Technologies Inc. Deferred Compensation Plan. When immediately preceded by Avaya means the deferred compensation plan to be established by Avaya.

          DOL means the United States Department of Labor.

          ERISA means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary, or final regulation in force under that provision.

          EXECUTIVE BENEFIT PLANS, when immediately preceded by "Lucent," means the executive benefit and nonqualified plans, programs, and arrangements established, maintained, agreed upon, or assumed by Lucent or a Lucent Entity for the benefit of employees and former employees of Lucent or a Lucent Entity before the Close of the Distribution Date, including the plans listed in
Schedule I, but excluding the Senior Management Ground Transportation Program. When immediately preceded by "Avaya," Executive Benefit Plans means the executive benefit plans and programs to be established by Avaya pursuant to
Section 2.3 that correspond to the respective Lucent Executive Benefit Plans.

         EXISTING ACQUISITION LOAN is defined in Section 4.2(c)(ii).

         FIRST TRANSFER DATE is defined in Section 3.2(b).

         FMLA means the Family and Medical Leave Act of 1993, as amended.

         GROUP LIFE PROGRAM, when immediately preceded by "Lucent," means the Lucent Dependent Accidental Loss Insurance Plan, the Lucent Dependent Group Life Insurance Plan, the Lucent Group Life Insurance Plan, the Lucent Supplementary Accidental Loss Insurance Plan and the Lucent Supplementary Life Insurance Plan. When immediately preceded by "Avaya," Group Life Program means the life insurance plans and programs to be established by Avaya pursuant to Section 2.3 that correspond to the respective Lucent Group Life Programs.

          HCFA means the Health Care Financing Administration.

          HCRA PLAN, when immediately preceded by "Lucent," means the Lucent Health Care Reimbursement Account Plan. When immediately preceded by "Avaya," HCRA Plan means the health care reimbursement account plan to be established by Avaya pursuant to Section 2.3.


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          HEALTH AND WELFARE PLANS, when immediately preceded by "Lucent," means the health and welfare plans listed on Schedule I established and maintained by Lucent for the benefit of employees and retirees of Lucent and certain Lucent Entities, and such other welfare plans or programs as may apply to such employees and retirees as of the Distribution Date. When immediately preceded by "Avaya," Health and Welfare Plans means the health and welfare plans to be established by Avaya pursuant to Section 2.3 that correspond to the respective Lucent Health and Welfare Plans.

          HEALTH PLANS, when immediately preceded by "Lucent," means the Lucent Technologies Inc. Dental Expense Plan for Active Employees, the Lucent Technologies Inc. Dental Expense Plan for Retired Employees, the Lucent Medical Plans, the Lucent HCRA Plan and the Lucent Technologies Inc. Vision Care Plan. When immediately preceded by "Avaya," Health Plans means the health plans to be established by Avaya pursuant to Section 2.3 that correspond to the respective Lucent Health Plans.

         HMO means a health maintenance organization that provides benefits under the Lucent Medical Plans or the Avaya Medical Plans.

         HMO AGREEMENTS is defined in Section 5.6(b)(i).

         IBEW means the International Brotherhood of Electrical Workers.

         IMMEDIATELY AFTER THE DISTRIBUTION DATE means 12:00 A.M., Eastern Standard Time or Eastern Daylight Time (whichever shall then be in effect), on the day after the Distribution Date.

         INDIVIDUAL AGREEMENT means an individual contract or agreement (whether written or unwritten) entered into between Lucent, a Lucent Entity, Avaya or an Avaya Entity and a Lucent Executive that establishes the right of such individual to special executive compensation or benefits, including a supplemental pension benefit, hiring bonus, loan, guaranteed payment, special allowance, tax equalization or disability benefit, or share units granted (and payable in the form of cash or otherwise) under individual phantom share agreements, or that provides benefits similar to those identified in Schedule I.

          IRS means the Internal Revenue Service.

          LEGALLY PERMISSIBLE is defined in Section 5.11(a).

          LESOP, when immediately preceded by "Lucent," means the portion of the Lucent LTSSP that is a leveraged employee stock ownership plan. When immediately preceded by "Avaya," LESOP means the portion of the Avaya LTSSP that is a leveraged employee stock ownership plan.

         LESOP TRUST, when immediately preceded by "Lucent," means the trust established by Lucent under Article 20 of the Lucent LTSSP. When immediately preceded by "Avaya," LESOP


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
Trust has the meaning set forth in Section 4.2(c)(i).

         LRIP means the Lucent Retirement Income Plan. Unless the context indicates otherwise, LRIP includes disability pensions payable from the Lucent LTD VEBA.

         LTSSP, when immediately preceded by "Lucent," means the Lucent Technologies Inc. Long Term Savings and Security Plan. When immediately preceded by "Avaya," LTSSP means the represented savings plan to be established by Avaya pursuant to Section 2.3 that corresponds to the Lucent LTSSP.

         LUCENT ACQUISITION LOAN is defined in Section 4.2(c)(ii).

         LUCENT ENTITY means any Person that is, at the relevant time, an Affiliate of Lucent, except that, after the Close of the Distribution Date, the term "Lucent Entity" shall not include Avaya or an Avaya Entity.

         LUCENT EXECUTIVE means an employee or former employee of Lucent, a Lucent Entity, Avaya or an Avaya Entity, who immediately before the Close of the Distribution Date is eligible to participate in or receive a benefit under any Lucent Executive Benefit Plan.

         LUCENT LEAVE OF ABSENCE PROGRAMS means the Local Leave, Disability Leave, Educational Leave of Absence, Accompanying Lucent Employed Spouse-Foreign Assignment Leave, Personal Leave, Union Business Leave, Anticipated Disability Leave, Care of Newborn/Newly Adopted Child Leave, Family Care Leave, Military Leave, Transition Leave, Special Leave, Enhanced Leave, and ELOA Plus Leave Programs offered from time to time under the personnel policies and practices of Lucent.

         LUCENT LTD VEBA means the Lucent Technologies Inc. Long Term Disability Plans Benefit Trust.

         LUCENT MASTER PENSION TRUST is defined in Section 3.2.

         LUCENT PENSION PLAN means the Lucent Technologies Inc. Pension Plan. Unless the context indicates otherwise, Lucent Pension Plan includes disability pensions payable from the Lucent LTD VEBA and death benefits payable under the Lucent Special Accidental Death Insurance Policy.

         LUCENT SADBP means the Lucent Technologies Inc. Sickness and Accident Disability Benefit Plan.

         LUCENT STOCK VALUE means the weighted averages of the regular way trading prices of Lucent Common Stock as listed on the NYSE on the Distribution Date or, if the Distribution Date is not a trading day on the NYSE, on the trading day that is immediately preceding the Distribution Date.

         LUCENT WCP means the Lucent Workers' Compensation Program, comprised of the


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various arrangements established by Lucent or a Lucent Entity to comply with the workers' compensation requirements of the states in which Lucent and its Affiliates conduct business.

         MATERIAL FEATURE means any feature of a Plan that could reasonably be expected to be of material importance to the sponsoring employer or the participants and beneficiaries of the Plan, which could include, depending on the type and purpose of the particular Plan, the class or classes of employees eligible to participate in such Plan, the nature, type, form, source, and level of benefits provided by the employer under such Plan and the amount or level of contributions, if any, required to be made by participants (or their dependents or beneficiaries) to such Plan.

         MEDICAL PLANS, when immediately preceded by "Lucent," means the Lucent Technologies Inc. Medical Expense Plan for Management Employees, the Lucent Technologies Inc. Medical Expense Plan for Represented Employees and the Lucent Technologies Inc. Medical Expense Plan for Retired Employees. When immediately preceded by "Avaya," Medical Plans means the medical plans to be established by Avaya pursuant to Section 2.3 that correspond to the respective Lucent Medical Plans.

         MPA means the Mandatory Portability Agreement, established as of January 1, 1985, among AT&T, American Information Technologies Corporation, Bell Atlantic Corporation, Bell Communications Research, Inc., BellSouth Corporation, Cincinnati Bell Telephone Company, NYNEX Corporation, Pacific Telesis Group, Inc., The Southern New England Telephone Company, Southwestern Bell Corporation and US WEST, Inc. that provides, in accordance with Section 559 of the Tax Reform Act of 1984, for the mutual recognition of service credit and the transfer of benefit obligations for specified employees who terminate employment with one "Interchange Company" as defined under such agreement and subsequently commence employment with another such Interchange Company.

         NON-EMPLOYEE DIRECTOR, when immediately preceded by "Lucent," means a member of Lucent's Board of Directors who is not an employee of Lucent, a Lucent Entity, Avaya, or an Avaya Entity. When immediately preceded by "Avaya," Non-Employee Director means a member of Avaya's Board of Directors who is not an employee of Lucent, a Lucent Entity, Avaya or an Avaya Entity.

         NON-EMPLOYEE DIRECTOR PLAN, when immediately preceded by "Lucent," means the 1999 Stock Compensation Plan for Non-Employee Directors. When immediately preceded by "Avaya," Non-Employee Director Plan means the plan to be established by Avaya pursuant to Section 2.3 that corresponds to the Lucent Non-Employee Director Plan.

         NON-PARTIES are defined in Section 8.5(b)(ii).

         NONREPRESENTED EMPLOYEE means any individual who is classified by Lucent as a Lucent Business Assistant or who is an "Employee" as defined under the terms of the LRIP or the pension plan to be established by Avaya pursuant to
Section 2.3 that corresponds to the LRIP.

         NONREPRESENTED TRANSITION PERIOD means the period beginning Immediately after the


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
Distribution Date and ending on the later of December 31, 2000 and the end of the third calendar month that ends after the Distribution Date.

         NONREPRESENTED HEALTH VEBA, when immediately preceded by "Lucent," means the Lucent Technologies Inc. Management and Nonrepresented Employees Postretirement Health Benefits Trust.

         NON-U.S PLAN means a Plan maintained by Lucent, a Lucent Entity, Avaya, or an Avaya Entity for the benefit of employees outside the U.S.

         OPTION, when immediately preceded by "Lucent," means an option to purchase Lucent Common Stock. When immediately preceded by "Avaya," Option means an option to purchase Avaya Common Stock, in each case pursuant to a Stock Award Plan.

         PARTICIPATING COMPANY means (a) Lucent, (b) any Person other than an individual that Lucent has approved for participation in, and which is participating in, a Plan sponsored by Lucent, and (c) any Person (other than an individual) which, by the terms of such a Plan, participates in such Plan or any employees of which, by the terms of such Plan, participate in or are covered by such Plan.

         PBGC means the Pension Benefit Guaranty Corporation.

         PENSION PLANS, when immediately preceded by "Lucent," means the LRIP and the Lucent Pension Plan. When immediately preceded by "Avaya," Pension Plans means the respective nonrepresented and represented pension plans to be established by Avaya pursuant to Section 2.3 that correspond to the Lucent Pension Plans.

         PENSION TRANSFER AMOUNT is defined in Section 3.2(c).

         PLAN, when immediately preceded by "Lucent" or "Avaya," means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle providing benefits to employees, former employees or Non-Employee Directors of Lucent or a Lucent Entity, or Avaya or an Avaya Entity, as applicable.

         POSTRETIREMENT HEALTH TRUSTS, when immediately preceded by "Lucent", means the Lucent Nonrepresented Health VEBA and the Lucent Represented Health VEBA. When immediately preceded by "Avaya", Postretirement Health Trusts means the trusts to be established by Avaya pursuant to Section 5.1 that correspond to the respective Lucent Postretirement Health Trusts.

         POSTRETIREMENT LIFE TRUST, when immediately preceded by "Lucent," means the Lucent Technologies Inc. Post Retirement Life Insurance Benefits Trust. When immediately preceded by "Avaya," Postretirement Life Trust means the trust to be established by Avaya that corresponds to the Lucent Postretirement Life Insurance Benefits Trust.

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         QDRO means a domestic relations order which qualifies under Code
Section 414(p) and ERISA Section 206(d) and which creates or recognizes an alternate payee's right to, or assigns to an alternate payee, all or a portion of the benefits payable to a participant under any of the Lucent Pension Plans or the Lucent Savings Plans.

         QMCSO means a medical child support order which qualifies under ERISA
Section 609(a) and which creates or recognizes the existence of an alternate recipient's right to, or assigns to an alternate recipient the right to, receive benefits for which a participant or beneficiary is eligible under a Lucent Health Plan.

         RABBI TRUST, when immediately preceded by "Lucent," means the Lucent Technologies Inc. Benefits Protection Trust. When immediately preceded by "Avaya," Rabbi Trust means the grantor trust to be established by Avaya pursuant to Section 6.6(a) that corresponds to the Lucent Rabbi Trust.

         RATIO means the amount obtained by dividing the Lucent Stock Value by the Avaya Stock Value; provided, however, that, in determining the Ratio, adjustments may be made to minimize the independent, determinable and verifiable effects of events other than the Distribution on the Lucent Stock Value and the Avaya Stock Value.

         REPRESENTED EMPLOYEE means any individual, other than an individual classified by Lucent as a Lucent Business Assistant, who is an "Employee" as defined under the terms of the Lucent Pension Plan or the pension plan to be established by Avaya pursuant to Section 2.3 that corresponds to the Lucent Pension Plan.

         REPRESENTED TRANSITION PERIOD means the period beginning Immediately after the Distribution Date and ending no later than May 31, 2003, the scheduled expiration date of the Collective Bargaining Agreement as in effect on the date hereof.

          REPRESENTED HEALTH VEBA, when immediately preceded by "Lucent," means the Lucent Technologies Inc. Represented Employees Post-Retirement Health Benefits Trust. When immediately preceded by "Avaya," Represented Health VEBA means the welfare benefit fund to be established by Avaya that corresponds to the Lucent Represented Health VEBA.

         RFA means Retirement Funding Account.

         SAVINGS PLANS, when immediately preceded by "Lucent," means the Lucent Savings Plan and the Lucent Technologies Inc. Long Term Savings and Security Plan. When immediately preceded by "Avaya," Savings Plans means the savings plans to be established by Avaya pursuant to Section 2.3 that correspond to the Lucent Savings Plan and the Lucent Technologies Inc.
Long Term Savings and Security Plan.

         SECOND TRANSFER DATE is defined in Section 3.2(b).

         SHORT TERM INCENTIVE PLAN, when immediately preceded by "Lucent," means the Lucent

Short Term Incentive Plan. When immediately preceded by "Avaya," Short Term Incentive Plan means the short-term incentive plan to be established by Avaya pursuant to Section 2.3.

          SPLIT DOLLAR LIFE INSURANCE means the life insurance policies purchased by Lucent on behalf of certain Lucent Executives and Lucent Non-Employee Directors under (a) the Lucent Senior Management Individual Life Insurance Program, (b) the Lucent Senior Management Basic Life Insurance Program and (c) the Lucent Directors' Individual Life Insurance Program, with respect to which such Lucent Executives or Lucent Non-Employee Directors (or their assignees or delegates), respectively, have executed collateral assignments for the benefit of Lucent.

         STOCK AWARD PLAN, when immediately preceded by "Lucent," means any of the Lucent Technologies Inc. Founders Grant Stock Option Plan, the Lucent Technologies Inc. 1998 Global Stock Option Plan, the Lucent Technologies Inc. 1997 Long Term Incentive Plan, the Lucent Technologies Inc. 1996 Long Term Incentive Program and such other stock-based incentive plans that have been assumed by Lucent by reason of merger, acquisition, or otherwise. When immediately preceded by "Avaya," Stock Award Plans means the stock award plans to be established by Avaya pursuant to Section 2.3.

          STOCK PURCHASE PLAN, when immediately preceded by "Lucent," means the Lucent Technologies Inc. 1996 Employee Stock Purchase Plan. When immediately preceded by "Avaya," Stock Purchase Plan means the stock purchase plan to be established by Avaya pursuant to Section 2.3.

          TRANSITION INDIVIDUAL means any individual who:

                  (a) is an Avaya Individual as of the Close of the Distribution Date who during the applicable Transition Period becomes an employee of Lucent or a Lucent Entity without an intervening period of employment covered by an interchange agreement under which assets and liabilities with respect to the individual were or are to be transferred from a Lucent Pension Plan;

                  (b) is an employee or former employee of Lucent or a Lucent Entity as of the Close of the Distribution Date who during the applicable Transition Period becomes an employee of Avaya or an Avaya Entity without an intervening period of employment covered by an interchange agreement under which assets and liabilities with respect to the individual were or are to be transferred from a Lucent Pension Plan; or

                 (c) is an individual described in clause (a) or (b) of this definition whose employer changes during the applicable Transition Period either
(i) from Lucent or a Lucent Entity to Avaya or an Avaya Entity, or (ii) from Avaya or an Avaya Entity to Lucent or a Lucent Entity without an intervening period of employment covered by an interchange agreement under which assets and liabilities with respect to the individual were or are to be transferred from a Lucent Pension Plan.

For these purposes, the applicable Transition Period is determined by the positions

(Nonrepresented Employee or Represented Employee) from which and into which the individual is hired as more fully set forth in Sections 2.5(b) and 2.5(c). An alternate payee under a QDRO, alternate recipient under a QMCSO, beneficiary or covered dependent, in each case, of an individual described in clause (a), (b), or (c) of this definition shall also be a Transition Individual with respect to that individual's benefit under the applicable Plans. Such an alternate payee, alternate recipient, beneficiary, and covered dependent shall not otherwise be considered a Transition Individual with respect to his or her own benefits under any applicable Plans unless he or she is a Transition Individual by virtue of clause (a), (b), or (c) of this definition.

         TRANSITION PERIOD means the Nonrepresented Transition Period or the Represented Transition Period, as applicable.

         TRUST-OWNED LIFE INSURANCE (VEBA) means the group life insurance policies purchased from The Prudential Insurance Company of America by the trustee of the Lucent Nonrepresented Health VEBA.

         U.S. means the 50 states comprising the United States of America and the District of Columbia.

          VEBA, when immediately preceded by "Lucent," means any voluntary employees' beneficiary association trust sponsored by Lucent. When immediately preceded by "Avaya," VEBA means any voluntary employees' beneficiary association trust sponsored by Avaya.


                                   ARTICLE II
                               GENERAL PRINCIPLES

         2.1 ASSUMPTION OF LIABILITIES.

                 AVAYA LIABILITIES. Except as otherwise provided in this Agreement, Avaya hereby assumes and agrees to pay, perform, fulfill and discharge, or cause an Avaya Plan to pay, perform, fulfill and discharge, in accordance with their respective terms, all Liabilities (regardless of when or where such Liabilities arose or arise or were or are incurred) to or relating to Avaya Individuals, and their dependents and beneficiaries, under or with respect to employee compensation programs, plans or policies or any Plan to the extent relating to, arising out of or resulting from future, present or former employment with Avaya, an Avaya Entity, Lucent or a Lucent Entity (including Liabilities under Lucent Plans and Avaya Plans). Notwithstanding the foregoing,
(i) Avaya shall not, by virtue of any provision of this Agreement or the Contribution and Distribution Agreement, be deemed to have assumed any Excluded Liability or to have agreed to alter or amend any provision of Article VI of the Contribution and Distribution Agreement, and (ii) Avaya shall not, by virtue of this Section 2.1, be deemed to have assumed a Liability that would otherwise be the Liability of any Avaya Plan.


         2.2 AVAYA PARTICIPATION IN LUCENT HEALTH AND WELFARE PLANS.

                  (a) PARTICIPATION IN LUCENT HEALTH AND WELFARE PLANS. Effective Immediately after the Distribution Date and subject to the terms and conditions of this Agreement, Avaya shall become a Participating Company in the Lucent Health and Welfare Plans in effect Immediately after the Distribution Date, and Lucent hereby consents to such status. Each Avaya Entity that is, as of the Close of the Distribution Date, a Participating Company in any of such Lucent Plans shall continue as such. Effective Immediately after the Distribution Date, an Avaya Entity not described in the preceding sentence may, at its request and with the consent of Lucent (which shall not be unreasonably withheld), become a Participating Company in any or all of the Lucent Health and Welfare Plans. Without Lucent's consent, neither Avaya nor any Avaya Entity shall become a Participating Company in any such Lucent Plan established after the Distribution Date.

                   (b) AVAYA'S GENERAL OBLIGATIONS AS PARTICIPATING COMPANY. Avaya shall perform with respect to its participation in the Lucent Health and Welfare Plans, and shall cause each other Avaya Entity that is a Participating Company in any Lucent Health and Welfare Plan to perform, the duties of a Participating Company as set forth in such Plans or any procedures adopted pursuant thereto, including: (i) assisting in the administration of claims, to the extent requested by the claims administrator of the applicable Lucent Health and Welfare Plan; (ii) cooperating fully with benefit personnel and benefit vendors; (iii) preserving the confidentiality of all financial arrangements Lucent has or may have with any vendors, claims administrators, trustees or any other entity or individual with whom Lucent has entered into an agreement relating to the Lucent Health and Welfare Plans; and (iv) preserving the confidentiality of participant health information (including health information in relation to FMLA leaves).

                  (c) TERMINATION OF PARTICIPATING COMPANY STATUS. Avaya and each Avaya Entity shall cease to be a Participating Company in the Lucent Health and Welfare Plans immediately before January 1, 2001.

         2.3 ESTABLISHMENT OF AVAYA PLANS. Effective Immediately after the Distribution Date, Avaya shall adopt, or cause to be adopted, the Avaya Pension Plans, the Avaya Savings Plans, THE Avaya Stock Purchase Plan, the Avaya Stock Awards Plans, the Deferral Plan, and the Avaya Executive Benefit Plans for the benefit of Avaya Individuals and other current and future employees of Avaya and the Avaya Entities. Effective January 1, 2001, Avaya shall adopt, or cause to be adopted, the Avaya Health and Welfare Plans for the benefit of the Avaya Individuals and other current, future, and former employees of Avaya and the Avaya Entities. Except for the Avaya Stock Award Plans and the Avaya Stock Purchase Plan, the foregoing Avaya Plans as in effect Immediately after the Distribution Date, or as in effect as of January 1, 2001 for the Avaya Health and Welfare Plans, respectively, shall be substantially similar in all Material Features to the corresponding Lucent Plans as in effect as of the Close of the Distribution Date or December 31, 2000, respectively. The Avaya Stock Purchase Plan shall be adopted by Avaya and approved by Lucent as sole shareholder of Avaya, before the Distribution Date, to become effective Immediately after the Distribution Date. Effective as of the Distribution Date, Avaya shall adopt, or cause to be adopted, the Avaya Non-Employee Director Plan, for the benefit of Avaya Non-Employee Directors who were, immediately before the Distribution Date, Lucent Non-Employee

Directors. The Avaya Non-Employee Director Plan shall be substantially similar in all Material Features to the corresponding Lucent Non-Employee Director Plan as in effect on the Distribution Date, except that it need not provide for the accrual of additional benefits after the Distribution Date. In addition, before the Distribution Date, Avaya may adopt a plan or other arrangement for the payment of compensation of the Avaya Non-Employee Directors in Avaya Common Stock after the Distribution Date.

         2.4 TERMS OF PARTICIPATION BY AVAYA INDIVIDUALS IN AVAYA PLANS AND AVAYA NON-EMPLOYEE DIRECTORS IN AVAYA NON-EMPLOYEE DIRECTOR PLAN.

                  (a) AVAYA PLANS. The Avaya Plans shall be, with respect to Avaya Individuals, in all respects the successors in interest to, and shall not provide benefits that duplicate benefits provided by, the corresponding Lucent Plans. Lucent and Avaya shall agree on methods and procedures to prevent Avaya Individuals from receiving duplicative benefits from the Lucent Plans and the Avaya Plans. With respect to Avaya Individuals, each Avaya Plan shall provide that all service, all compensation and all other benefit-affecting determinations that, as of the Close of the Distribution Date, were recognized under the corresponding Lucent Plan shall, as of Immediately after the Distribution Date, receive full recognition, credit, and validity and be taken into account under such Avaya Plan to the same extent as if occurred under such Avaya Plan, except to the extent that duplication of benefits would result. The provisions of this Agreement for the transfer of assets from certain trusts relating to Lucent Plans (including Non-U.S. Plans) to the corresponding trusts relating to Avaya Plans (including Non-U.S. Plans) are based upon the understanding of the parties that each such Avaya Plan will assume all Liabilities of the corresponding Lucent Plan to or relating to Avaya Individuals, as provided for herein. If any such Liabilities are not effectively assumed by the appropriate Avaya Plan, then the amount of assets transferred to the trust relating to such Avaya Plan from the trust relating to the corresponding Lucent Plan shall be recomputed, ab initio, as set forth below but taking into account the retention of such Liabilities by such Lucent Plan, and assets shall be transferred by the trust relating to such Avaya Plan to the trust relating to such Lucent Plan so as to place each such trust in the position it would have been in, had the initial asset transfer been made in accordance with such recomputed amount of assets.

                  (b) AVAYA NON-EMPLOYEE DIRECTOR PLAN. The Avaya Non-Employee Director Plan shall be, with respect to the Avaya Non-Employee Directors who participated in the corresponding Lucent Non-Employee Director Plan, in all respects the successor in interest to, and shall not provide benefits that duplicate benefits provided by, such Lucent Plan.

         2.5 TRANSITION INDIVIDUALS. Portability of benefits (without duplication thereof) for Transition Individuals shall be set forth in the separate agreements provided for below.

                  (a) MANDATORY PORTABILITY AGREEMENT. Prior to the Distribution Date, Lucent shall designate Avaya as, and Avaya shall become, an Interchange Company under the MPA, with all the applicable rights and obligations of such an Interchange Company. Each Avaya Entity that is an Interchange Company as of the date of this Agreement shall continue as such. Effective as of any date on or after the Distribution Date, any other Avaya Entity that becomes a

Participating Company in the Lucent Pension Plans pursuant to Section 2.2 may, at its request and with the consent of Lucent (which shall not be unreasonably withheld), become an Interchange Company. Effective Immediately after the Distribution Date, the Avaya Pension Plans shall be "Interchange Company Pension Plans" under, and subject to the terms of, the MPA.

                  (b) NONREPRESENTED INTERCHANGE AGREEMENT. Effective on the Distribution Date, Lucent and Avaya shall enter into a Nonrepresented Interchange Agreement in the form attached hereto as Exhibit A.

                  (c) REPRESENTED INTERCHANGE AGREEMENT. Effective on the Distribution Date, Lucent and Avaya shall enter into a Represented Interchange Agreement in the form attached hereto as Exhibit B.

                   (d) RESTRICTION ON PLAN AMENDMENTS. During the Nonrepresented Transition Period, neither Lucent nor Avaya shall adopt any amendment, or allow any amendment to be adopted, to any of their respective Pension Plans or Savings Plans that would violate Code Section 411(d)(6) or that would create an optional form of benefit subject to Code Section 411(d)(6).

                                   ARTICLE III
                              DEFINED BENEFIT PLANS

         3.1 ESTABLISHMENT OF MIRROR PENSION TRUST. Effective Immediately after the Distribution Date, Avaya shall establish, or cause to be established, a master pension trust qualified in accordance with Code Section 401(a), exempt from taxation under Code Section 501(a), and forming part of the Avaya Pension Plans (the "Avaya Master Pension Trust").

         3.2 ASSUMPTION OF PENSION PLAN LIABILITIES AND ALLOCATION OF INTERESTS IN THE LUCENT MASTER PENSION TRUST.

                  (a) ASSUMPTION OF LIABILITIES BY AVAYA PENSION PLANS. Immediately after the Distribution Date, all Liabilities to or relating to Avaya Individuals under the LRIP or the Lucent Pension Plan, as applicable, shall cease to be Liabilities of the LRIP or the Lucent Pension Plan, as applicable, and shall be assumed by the corresponding Avaya Pension Plan.

                  (b) ASSET ALLOCATIONS AND TRANSFERS. On or about September 1, 2000, Lucent established subaccounts (the "Transfer Subaccounts") of the following accounts of the Lucent Technologies Inc. Master Pension Trust (the "Lucent Master Pension Trust") in the approximate amounts, as of September 1, 2000, set forth below:

----------------------------------------------------------------------------------------------------------------------
Title of Account; Account Number                             Amount to be transferred (in millions)
----------------------------------------------------------------------------------------------------------------------
DFA - Dimensional Fund Advisors, Inc. 6-10 Subtrust                        $333
Account; 22-04909
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
State Street Global Advisors EAFE Index Account;  22-04911                 $499.5
----------------------------------------------------------------------------------------------------------------------

Barclays Global Investors, N.A. US Passive Fixed Income                    $832.5
Account;  22-04910
----------------------------------------------------------------------------------------------------------------------

State Street Global Advisors S & P 500 Index Account;                      $1,665
22-04908
----------------------------------------------------------------------------------------------------------------------

                  On the first day after the Distribution Date on which the New York Stock Exchange is open for business (the "First Transfer Date"), Lucent shall transfer or cause to be transferred from the Lucent Master Pension Trust to the Avaya Master Pension Trust the assets of the LRIP and the Lucent Pension Plan then in the Transfer Subaccounts.

                  On a date agreed upon by Lucent and Avaya that is no later than six months after the Distribution Date, or on such later date as they may agree (the "Second Transfer Date"), Lucent shall transfer or cause to be transferred from the Lucent Master Pension Trust to the Avaya Master Pension Trust assets of the Lucent Pension Plans, or Avaya shall transfer or cause to be transferred from the Avaya Master Pension Trust to the Lucent Master Pension Trust assets of the Avaya Pension Plans, in an amount equal to the difference between the Pension Transfer Amount and the amount transferred on the First Transfer Date, plus earnings or minus losses equal to the amount that would have been earned or lost if such balance had been invested in the Lucent Master Pension Trust SSGA S&P 500 account (Account No. 22-01150) from the First Transfer Date to, but not including, the Second Transfer Date. The amount to be transferred as of the Second Transfer Date shall be adjusted by the aggregate amount of any pension benefit payments made by the Lucent Master Pension Trust on behalf of the Avaya Master Pension Trust (and by the aggregate amount of any pension benefit payments made by the Avaya Master Pension Trust on behalf of the Lucent Master Pension Trust) prior to the Second Transfer Date, and to reflect data corrections and computational refinements. The amounts to be transferred on the Second Transfer Date will be transferred, at Lucent's election, in the form of cash or an approximately pro-rata portion of publicly traded securities from the Lucent Master Pension Trust SSGA S & P 500 account (Account No. 22-01150), or a combination of both. In the event the amount to be transferred on the Second Transfer Date is a negative amount, then Avaya shall transfer or cause to be transferred from the Avaya Master Pension Trust back to the Lucent Master Pension Trust such amount in cash.

                  On or prior to the Second Transfer Date, Lucent shall provide Avaya with a copy of the actuarial reports relating to the determination of the Pension Transfer Amount, together with a written certification of the Pension Transfer Amount prepared by the enrolled actuary for the Lucent plans.

         (c) PENSION TRANSFER AMOUNT.

         (i) For purposes of this Section 3.2, "Pension Transfer Amount" shall mean the lesser of (A) and (B), where (A) shall be an amount equal to the fair market value of the Lucent Master Pension Trust in the LRIP or the Lucent Pension Plan, respectively, as of the Distribution Date multiplied by a fraction, the numerator of which shall be the projected benefit obligation for Avaya Individuals under each such plan as of the Distribution Date (using the actuarial methods and assumptions utilized by Lucent in accordance with FAS 87 reporting for determining the disclosure of the projected benefit obligation as of September 30, 2000), and the denominator of which shall be such projected benefit obligation in respect of all participants (including Avaya Individuals) under each such plan (using the same actuarial methods and assumptions), and (B) shall be an amount such that the projected net pension and other postretirement health benefit income to Avaya under FAS 87 and 106 for its fiscal year 2001 based on the assumptions set forth in the remainder of this Section 3.2(c) is $8.5 million.

         (ii) Notwithstanding the foregoing provisions of this paragraph 3.2(c), in no event shall the Pension Transfer Amount be less than the minimum required transfer amount for Avaya Individuals determined in accordance with the terms of the LRIP and the Lucent Pension Plan and the requirements of Section 414(l) of the Code, utilizing the "safe harbor" rates and assumptions set forth in the regulations promulgated by the PBGC under Section 4044 of ERISA as of the Distribution Date except that no expense load, including any loading charge determined under the Loading Assumptions set forth in Appendix C to Part 4044 of the PBGC Regulations, shall be charged.

         (iii) The amount specified in clause (B) of Section 3.2(c)(i) shall be determined on a pro-forma basis as of the Distribution Date using the actuarial methods and assumptions utilized by Lucent in accordance with its FAS 87 and 106 reporting as of September 30, 2000 and after giving effect to the estimated amounts of the transfers described in Sections 5.3, 5.4, and 6.6. In making such determinations, unrecognized accounting items will be allocated between Avaya and Lucent pursuant to Question and Answer 81 contained in the Implementation Guidelines of Statement of Financial Accounting Standards No. 87.

         (iv) For purposes of determining all actuarial liabilities required under this Section 3.2(c), active and inactive employee data shall be based on the census data as of the Distribution Date. To the extent that there are transfers of pension assets with respect to participants relating to pre-Distribution Date transactions and/or obligations, the following principles shall apply: (A) with respect to MPA transfers, transfers of pension assets into the Lucent pension plans with respect to employees covered by the MPA for whom pension assets had not transferred as of the Distribution Date shall be allocated to the respective pension plan wherein the participant is assigned as of the Distribution Date; and transfers of pension assets from the Lucent pension plans (without regard to the Avaya pension plans' assets) with respect to employees covered by the MPA for whom pension assets had not transferred as of the Distribution Date shall be transferred from the respective Lucent pension plans; (B) with respect to internal transfers (LRIP to Pension Plans, or reverse), the audited pension asset transfer amounts shall be adjusted to reflect the internal transfers between the LRIP and the Lucent Pension Plan between the first day of 2000 and the Distribution Date; and (C) any other pension asset transfers not described above will be treated in a manner consistent with the principles underlying the methodologies described in items (A) and (B) above.




                                   ARTICLE IV
                           DEFINED CONTRIBUTION PLANS

         4.1 SAVINGS PLANS.

                  (a) NONREPRESENTED SAVINGS PLAN TRUST. Effective Immediately after the Distribution Date, Avaya shall establish, or cause to be established, a separate trust qualified under Code Section 401(a), exempt from taxation under Code Section 501(a), and forming part of the Avaya Savings Plan.

                  (b) ASSUMPTION OF LIABILITIES AND TRANSFER OF ASSETS. Effective Immediately after the Distribution Date: (i) the Avaya Savings Plan shall assume and be solely responsible for all Liabilities to or relating to Avaya Individuals under the Lucent Savings Plan and (ii) Lucent shall cause the accounts of the Avaya Individuals under the Lucent Savings Plan which are held by its related trust as of the Close of the Distribution Date to be transferred to the Avaya Savings Plan and its related trusts, and Avaya shall cause such transferred accounts to be accepted by such plans and trusts. Effective no later than Immediately after the Distribution Date, Avaya shall use its reasonable best efforts to enter into agreements satisfactory to Avaya to accomplish such assumptions and transfers, the maintenance of the necessary participant records, the appointment of Fidelity Management Trust Company as initial trustee under the Avaya Savings Plan, and the engagement of Fidelity Institutional Retirement Services Company as initial recordkeeper under such plans. The 2000 variable match for Avaya Individuals who are participants in the Avaya Savings Plan will be funded by Avaya in the amount that would have been provided under the Lucent Savings Plan had the assumption of liabilities and transfer of assets described herein not occurred.

         4.2 LTSSPS AND LESOPS.

                 (a) REPRESENTED SAVINGS PLAN TRUST. Effective Immediately after the Distribution Date, Avaya shall establish, or cause to be established, a separate trust, qualified in accordance with Code Section 401(a), exempt from taxation under Code Section 501(a), and forming part of the Avaya LTSSP.

                 (b) ASSUMPTION OF LTSSP LIABILITIES. Effective Immediately after the Distribution Date: (i) the Avaya LTSSP shall assume and be solely responsible for all Liabilities to or relating to Avaya Individuals under the Lucent LTSSP and (ii) Lucent shall cause the accounts of the Avaya Individuals under the Lucent LTSSP which are held by its related trust as of the Close of the Distribution Date to be transferred to the Avaya LTSSP and its related trust, and Avaya shall cause such transferred accounts to be accepted by such plans and trusts. Effective no later than Immediately after the Distribution Date, Avaya shall use its reasonable best efforts to enter into agreements satisfactory to Avaya to accomplish such assumption and transfer, the maintenance of the necessary participant records, the appointment of Fidelity Management Trust Company as initial trustee under the Avaya LTSSP, and the engagement of Fidelity Institutional Retirement Services Company as initial recordkeeper under such plans.

                 (c) LEVERAGED STOCK OWNERSHIP PLAN.

                            (i) Effective Immediately after the Distribution
Date, Avaya shall establish, or cause to be established, a separate trust (the "Avaya LESOP Trust"), qualified in accordance with Code Section 401(a), exempt from taxation under Code Section 501(a), and forming part of the Avaya LTSSP.

                           (ii) Lucent and Avaya shall use their reasonable best
efforts to renegotiate the Amended and Restated ESOP Loan Agreement between Fidelity Management Trust Company, as trustee of the Lucent LESOP, and Lucent dated June 30, 1999 (the "Existing Acquisition Loan") so that it is restructured into two note agreements for two loans, the principal amount of one being attributable to the accounts to be transferred to the Avaya LESOP Trust pursuant to Section 4.2(c)(iii) (the "Avaya Acquisition Loan") and the principal amount of the other being attributable to the accounts remaining in the Lucent LESOP (the "Lucent Acquisition Loan"). The principal amount of the Avaya Acquisition Loan shall be determined by multiplying the principal amount of the Existing Acquisition Loan as of the Distribution Date by the fraction described in
Section 4.2(c)(iii). Lucent and Avaya shall use their reasonable best efforts to cause the terms of the Lucent Acquisition Loan and the Avaya Acquisition Loan to be as favorable to Avaya and Lucent, respectively, as the terms of the Existing Acquisition Loan, and, to the extent permitted by applicable law, the terms of the Avaya Acquisition Loan to be no less favorable to Avaya and the Avaya LESOP Trust than the terms of the Lucent Acquisition Loan are to Lucent and the Lucent LESOP Trust. If the restructuring of the Existing Acquisition Loan results in any prepayment or "make whole" penalty, or if the interest rate payable pursuant to the Avaya Acquisition Loan exceeds the interest rate payable pursuant to the Lucent Acquisition Loan or vice versa, then Avaya and Lucent and their respective LESOPs shall bear the cost of such penalties and the excess interest expense so incurred in proportion to the relative initial principal amounts of the Avaya Acquisition Loan and the Lucent Acquisition Loan, taking into account any tax benefits realized or tax detriments suffered in connection therewith.

                          (iii) Effective Immediately after the Distribution
Date: (A) the Avaya LTSSP shall assume and be solely responsible for all Liabilities relating to Avaya Individuals under the Lucent LTSSP that relate to, arise out of or result from the Lucent LESOP; (B) Lucent shall cause the accounts of the Avaya Individuals under the Lucent LTSSP which are held by the Lucent LESOP Trust as of the Close of the Distribution Date to be transferred to the Avaya LTSSP and the Avaya LESOP Trust; (C) if the Existing Acquisition Loan has been restructured into, and subject to the terms of, the Lucent Acquisition Loan and the Avaya Acquisition Loan,

Lucent shall cause the trustee of the Lucent LESOP Trust to transfer to the Avaya LESOP Trust a portion of the assets held in the "Suspense Account" (as defined in Article 17 of the Lucent LTSSP) attributable to the Avaya Individuals, determined by multiplying the number of shares of Lucent Common Stock and the fair market value of any other assets held in such suspense account as of the Close of the Distribution Date by a fraction, the numerator of which is the amount of employer matching contributions attributable to Avaya Individuals and other employees of Avaya and the Avaya Entities for the latest calendar month that ends on or before the Distribution Date, and the denominator of which is the total amount of employer matching contributions for all participants in the Lucent LTSSP for such calendar month; and (D) Avaya shall cause all accounts transferred pursuant to clauses (B) and (C) to be accepted by such plan and trust. Effective no later than Immediately after the Distribution Date, Avaya shall use its reasonable best efforts to enter into agreements acceptable to Avaya to accomplish such assumption and transfers, the maintenance of the necessary participant and suspense account records, the appointment of Fidelity Management Trust Company as initial trustee of the Avaya LESOP Trust, and the engagement of Fidelity Institutional Retirement Services Company as initial recordkeeper of the Avaya LESOP.

                           (iv) The parties intend that, as the result of the
above-described transactions, after the Close of the Distribution Date, each of them will be the sponsor of an "employee stock ownership plan" as defined in Code Section 4975(e)(7), and that the Lucent Acquisition Loan and Avaya Acquisition Loan will be exempt from the prohibited transaction rules of the Code and ERISA pursuant to Code Section 4975(d)(3).

                            (v) The parties acknowledge that, as a result of the
transfer of assets described in Section 4.2(c)(iii) and the Distribution, both the Lucent LESOP and the Avaya LESOP will, after the Close of the Distribution Date, hold shares of both Lucent Common Stock and Avaya Common Stock. The parties further acknowledge that applicable law generally prohibits such plans from holding securities that are not "qualifying employer securities" within the meaning of Code Section 409 for more than a reasonable time after the Distribution Date unless the IRS grants an extension of time. Accordingly, Lucent and Avaya shall each request the IRS to grant an extension of such holding period as their financial advisors shall deem prudent to allow the Lucent LESOP to dispose of the shares of Avaya Common Stock received by it as a result of the Distribution and to allow the Avaya LESOP to dispose of the shares of Lucent Common Stock it holds as a result of the transfer of accounts pursuant to Section 4.2(c)(iii), and, in each case, to reinvest in qualifying employer securities, in a manner consistent with the best interests of the participants. In furtherance of such dispositions and reinvestments, Lucent and Avaya shall take all actions necessary or appropriate to permit the exchange of shares of Avaya Common Stock held by the Lucent LESOP Trust for shares of Lucent Common Stock held by the Avaya LESOP Trust, including the engagement of a fiduciary not affiliated with either Lucent or Avaya to advise the parties regarding the time and manner (including the exchange ratio) of such exchange.

                                    ARTICLE V
                            HEALTH AND WELFARE PLANS

     5.1 ESTABLISHMENT OF MIRROR HEALTH AND WELFARE PLAN TRUSTS. On or before January 1, 2001, Avaya shall establish, or cause to be established the following trusts, if assets will be transferred from the corresponding Lucent trusts pursuant to Sections 5.3 and 5.4: (a) the Avaya Postretirement Health Trusts, for the purpose of funding claims for post-retirement benefits under the Avaya Health Plans, and (b) the Avaya Postretirement Life VEBA, for the purpose of funding claims for post-retirement life insurance benefits. Such trusts shall meet the requirements of Code Sections 419, 419A, 501(a), and 501(c)(9).
Avaya shall use its reasonable best efforts to enter into agreements satisfactory to Avaya for the appointment as initial trustee under each such trust of the trustee of the corresponding Lucent trust.

     5.2 ASSUMPTION OF HEALTH AND WELFARE PLAN LIABILITIES.

     (a) Effective January 1, 2001, all Liabilities to or relating to Avaya Individuals under the Lucent Health and Welfare Plans shall cease to be Liabilities of the Lucent Health and Welfare Plans and shall be assumed by the corresponding Avaya Health and Welfare Plans.

     (b) Notwithstanding Section 5.2(a), all treatments which are being provided to an Avaya Individual as of December 31, 2000 by a provider that is not participating in any Avaya Health and Welfare Plan shall be provided without interruption under the appropriate Lucent Health and Welfare Plan until such treatment is concluded or discontinued pursuant to applicable plan rules and limitations, but Avaya shall continue to be responsible for all Liabilities relating to, arising out of or resulting from such on-going treatments as of January 1, 2001.

     (c) Avaya shall assume, effective January 1, 2001, all Liabilities relating to, arising out of or resulting from special commitments made by Lucent before January 1, 2001 to provide benefits to or with respect to Avaya Individuals for custodial care or other services not covered by any Lucent Health and Welfare Plans. Before January 1, 2001, Lucent shall transfer to Avaya copies of any documentation, and a complete written description, of the terms of all such special commitments to Avaya Individuals.

     (d) Avaya shall not be required to make any contributions to a Lucent VEBA.

     5.3 POSTRETIREMENT HEALTH TRUST ASSET TRANSFERS.

     (a) This Section 5.3 shall govern the transfer of assets from the Lucent Postretirement Health Trusts to the corresponding Avaya Postretirement Health Trusts. As soon as practicable after the Distribution Date, Lucent shall determine the aggregate value, as of the close of the Distribution Date, of the accumulated postretirement benefit obligations of each Lucent Plan funded by a Lucent Postretirement Health Trust, with respect to all Avaya Individuals. As soon as practicable after such determination is made and as of the last business day of a month, and subject (to the extent determined by Lucent) to Lucent's receipt of favorable rulings from the Internal Revenue Service with respect to such transfers, there shall be transferred from each such Lucent Postretirement Health Trust to the corresponding Avaya Postretirement Health Trust an amount of assets determined as set forth below. Assets of the Lucent Represented

Health VEBA, equal to the fair market value as of the close of the Distribution Date of the assets of the plan funded by such Lucent VEBA multiplied by a fraction (the numerator of which shall be the accumulated postretirement health benefit obligation under FAS 106 for Avaya Individuals whose postretirement health benefit is funded by such VEBA, and the denominator of which shall be the accumulated postretirement health benefit obligation under FAS 106 for all participants and dependents whose postretirement health benefit is funded by such VEBA) shall be transferred to the Avaya Represented Health VEBA. Assets of the Lucent Nonrepresented Health VEBA attributable to Avaya Individuals, determined by allocating assets using principles consistent with Section 4044 of ERISA and the regulations thereunder, shall be transferred to the Avaya Nonrepresented Health VEBA.

     (b) For purposes of Section 5.3(a), all determinations shall be made as of the Distribution Date, based on the active and inactive census data as of the Distribution Date. For purposes of determining the accumulated postretirement benefit obligation, the assumptions and methods used by Lucent in determining the disclosure of accumulated postretirement benefit obligation under FAS 106 as of September 30, 2000 shall be used. The amounts to be transferred as described above shall be adjusted by the aggregate amount of any payments made by the Lucent Postretirement Health Trust for Avaya Individuals (and by the aggregate amount of any payments made by the Avaya Postretirement Health Trust on behalf of the Lucent Postretirement Health Trust) prior to such transfer, and increased by actual earnings or decreased by actual losses on such amounts (net of expenses and applicable unrelated business income tax) from the Distribution Date through the date of such transfer. The assets to be transferred pursuant to this Section 5.3 shall be in the form of publicly traded securities as may be agreed by the parties. Nothing in this Agreement shall be interpreted to provide that any assets so transferred have reverted to Lucent or Avaya.

     5.4 POST-RETIREMENT LIFE TRUST ASSET TRANSFER; TRANSFER OF RETIREMENT FUNDING ACCOUNT ASSETS. This Section 5.4 shall govern the transfer of assets from the Lucent Postretirement Life Trust to the corresponding Avaya Postretirement Life Trust. The Lucent Postretirement Life Trust has a group term life insurance policy with an RFA maintained for the purpose of accumulating, through employer contributions in advance of employee retirements, a fund to be used to pay all or a portion of the costs for continuing life insurance protection for employees after their retirement. As soon as practicable after the Distribution Date and as of the last business day of a month, and subject (to the extent determined by Lucent) to Lucent's receipt of favorable rulings from the Internal Revenue Service with respect to such transfers, Lucent shall take such steps as may be necessary to create a second group life insurance policy within the Lucent Postretirement Life Trust and shall cause to be transferred to the corresponding Avaya Postretirement Life Trust a group life insurance policy with an RFA in an amount equal to the product of (a) and (b) below, adjusted by the aggregate amount of any payments made by the Lucent Postretirement Life Trust for Avaya Individuals (and by the aggregate amount of any payments made by the Avaya Postretirement Life Trust on behalf of the Lucent Postretirement Life Trust) prior to such transfer, and increased by actual earnings or decreased by actual losses on such amount (net of expenses and applicable unrelated business income tax) from the

Distribution Date through the date of such transfer. For purposes of the immediately preceding sentence, (a) shall be a fraction (the "Life VEBA Ratio") the numerator of which shall be the accumulated postretirement life insurance benefit obligation under FAS 106 for Avaya Individuals as of the Distribution Date (determined in accordance with the assumptions and methods used by Lucent in determining the disclosure of accumulated postretirement benefit obligations under FAS 106 as of September 30, 2000), and the denominator of which shall be the accumulated postretirement life insurance benefit obligation under FAS 106 as of the Distribution Date for all participants under the Lucent Plan funded by the Postretirement Life Trust (determined in accordance with such assumptions and methods), and (b) shall be the fair market value of all Lucent Postretirement Life Trust assets as of the Distribution Date. Lucent and Avaya shall adopt, and shall use their reasonable best efforts to cause their insurers to adopt, procedures to implement such asset transfers in a reasonable and expeditious manner that is consistent with the underlying group life insurance contracts and applicable legal requirements. The parties agree that the amount of assets of the Lucent Postretirement Life VEBA attributable to contributions made to the RFA (or predecessor RFAs) before January 1, 1986 (the "Pre-DEFRA Reserves") to be transferred to the Avaya Postretirement Life VEBA shall be equal to the Pre-DEFRA Reserves of the Lucent Postretirement Life VEBA multiplied by the Life VEBA Ratio. Nothing in this Agreement shall be interpreted to provide that any assets so transferred have reverted to Lucent or Avaya.

          5.5 [RESERVED]

     5.6 VENDOR CONTRACTS.

          (a) THIRD-PARTY ASO CONTRACTS.

               (i) At Avaya's request, Lucent shall use its reasonable best efforts to amend each administrative services only contract with a third-party administrator that relates to any of the Lucent Health and Welfare Plans (an "ASO Contract") in existence as of the date of this Agreement to permit Avaya to participate in the terms and conditions of such ASO Contract from January 1, 2001 until the expiration of the financial fee guarantees in effect under such ASO Contract as of the Close of the Distribution Date.

          (b) HMO AGREEMENTS.

               (i) Lucent shall use its reasonable best efforts to amend all letter agreements with HMOs that provide medical services under the Lucent Medical Plans for 2000 ("HMO Agreements") in existence as of the date of this Agreement to permit Avaya to participate in the terms and conditions of such HMO Agreements, in each case, from January 1, 2001 until December 31, 2001.

               (ii) Lucent shall have the right to determine, and shall promptly notify Avaya of, the manner in which Avaya's participation in the terms and conditions of all HMO Agreements as set forth above shall be effectuated. The permissible ways in which Avaya's participation may be effectuated include automatically making Avaya a party to the HMO

Agreements or obligating the HMOs to enter into letter agreements with Avaya which are similar to the HMO Agreements. Such terms and conditions shall include the financial and termination provisions of the HMO Agreements. Avaya hereby authorizes Lucent to act on its behalf to extend to Avaya the terms and conditions of the HMO Agreements. Avaya shall fully cooperate with Lucent in such efforts, and Avaya shall not perform any act, including discussing any alternative arrangements with any third-party that would prejudice Lucent's efforts.

               (iii) Notwithstanding anything in this Article V to the contrary, Avaya shall have the sole discretion to determine which HMOs to offer to the participants in the Avaya Medical Plans for 2001 and subsequent years.

     5.7 SICKNESS AND ACCIDENT DISABILITY. Lucent shall transfer to Avaya, effective Immediately after the Distribution Date, responsibility for administering all claims incurred under the Lucent SADBP by Avaya Individuals before the Close of the Distribution Date that are administered by Lucent as of the Close of the Distribution Date. Avaya shall have sole discretionary authority to make any necessary determinations with respect to such claims, including entering into settlements with respect to such claims.

     5.8 GROUP LIFE PROGRAMS. Effective as of the Close of the Distribution Date, Lucent shall cause the insurance carrier that provides basic active life insurance coverage, supplemental life insurance coverage, dependent life insurance coverage, accidental life insurance coverage and the portion of the post-retirement life insurance benefit which exceeds $50,000 per participant under the Lucent Group Life Program to: (a) perform an experience rating; (b) allocate the applicable premium stabilization reserves between Lucent and Avaya on an actuarial basis; (c) allocate pending claim reserves based on actual claims data; and (d) allocate unreported claim reserves based on expected claims by coverage.

     5.9 COBRA. Through December 31, 2000, Lucent shall be responsible for administering compliance with the health care continuation coverage requirements of COBRA and the Lucent Health and Welfare Plans with respect to Avaya Individuals and beneficiaries and dependents thereof and Avaya and the Avaya Entities shall be responsible for filing all necessary employee change notices with respect to their respective employees in accordance with applicable Lucent policies and procedures. Effective January 1, 2001, Avaya shall solely be responsible for administering compliance with the health care continuation coverage requirements of COBRA and the Avaya Health and Welfare plans, and, with respect to Avaya Individuals, the Lucent Health and Welfare Plans.

     5.10 LEAVE OF ABSENCE PROGRAMS AND FMLA.

         (a) Effective Immediately after the Distribution Date: (i) Avaya shall honor, and shall cause each Avaya Entity to honor, all terms and conditions of leaves of absence which have been granted to any Avaya Individual under a Lucent Leave of Absence Program or FMLA before the Close of the Distribution Date by Lucent, Avaya, or an Avaya Entity, including such leaves that are to commence after the Distribution Date; (ii) Avaya and each Avaya Entity shall be solely responsible for administering leaves of absence and compliance with FMLA with respect to their employees; and (iii) Avaya and each Avaya Entity shall recognize all periods of service of Avaya Individuals with Lucent or a Lucent Entity, as applicable, to the extent such service is recognized by Lucent for the purpose of eligibility for leave entitlement under the Lucent Leave of Absence Programs and FMLA; provided, that no duplication of benefits shall be required by the foregoing.

         (b) As soon as administratively possible after the Close of the Distribution Date, Lucent shall provide to Avaya copies of all records pertaining to the Lucent Leave of Absence Programs and FMLA with respect to all Avaya Individuals to the extent such records have not been provided previously to Avaya or an Avaya Entity.

     5.11 LUCENT WORKERS' COMPENSATION PROGRAM.

         (a) ADMINISTRATION OF CLAIMS. Effective Immediately after the Distribution Date, Avaya shall be responsible for the administration of all claims that are, or have been, incurred under the Lucent WCP before the Close of the Distribution Date by Avaya Individuals ("Avaya WCP Claims"). Avaya shall discharge its responsibility by securing insurance coverage or, to the extent Legally Permissible (as defined below), securing a self-insurance certificate in one or more states. For purposes of this Section 5.11(a), "Legally Permissible" shall be determined on a state-by-state basis, and shall mean that administration of Avaya WCP Claims by Avaya is permissible under the applicable state's workers' compensation laws (taking into account all relevant facts, including that Avaya may have a self-insurance certificate in that state).

         (b) COOPERATION. Each party shall fully cooperate with the other with respect to the administration and reporting of Avaya WCP Claims and the transfer of the administration of any Avaya WCP Claims to Avaya as determined under this
Section 5.11. Upon the request of Avaya, Lucent will make reasonable efforts to support any application Avaya may make for a self-insurance certificate in one or more states.

         (c) AT&T LIABILITY. Avaya shall protect and hold Lucent harmless from and against all Liabilities Lucent may incur to AT&T Corp. in respect of Avaya WCP Claims.

     5.12 LUCENT EMPLOYEE ASSISTANCE PROGRAM. Effective Immediately after the Distribution Date, Avaya shall contract with an employee assistance program vendor to provide employee assistance program services to Avaya Individuals. As of the Close of the Distribution Date, the Lucent Employee Assistance Program shall cease to have any responsibility to provide employee assistance services for any Avaya Individuals. Lucent shall make reasonable transitional arrangements to provide adequately for the continuation of services for Avaya Individuals who are in an active treatment program as of the Distribution Date through December 31, 2000.

     5.13 UNEMPLOYMENT INSURANCE TAX MANAGEMENT PROGRAM.

     Lucent shall use its reasonable best efforts to cause its agreement with its unemployment insurance tax management vendor and any successor thereto to permit Avaya to participate in the terms and conditions of such agreements from Immediately after the Distribution Date through December 31, 2000. These efforts shall substantially conform to the guidelines set forth in Section 5.6(a) as if such agreements were ASO Contracts. Lucent shall use its reasonable best efforts to cause such agreements to provide that Avaya's participation shall include administration of all unemployment compensation claims of Avaya Individuals and other employees and former employees of Avaya and the Avaya Entities, regardless of whether such claims were filed before, on, or after the Distribution Date.

     5.14 ADMINISTRATION.

     (a) (i) COORDINATION OF BENEFITS FOR SPOUSES, DEPENDENTS AND DOMESTIC PARTNERS. Effective as of January 1, 2001, Avaya shall cause the Avaya Health and Welfare Plans to permit eligible Avaya Individuals to cover their lawful spouses and their domestic partners as dependents if such lawful spouses and domestic partners are active or retired Lucent employees. As of the first January 1 that occurs on or after the Distribution Date, Lucent shall cause the Lucent Health and Welfare Plans to permit eligible Lucent and Lucent Entity employees to cover their lawful spouses or their domestic partners as dependents if such lawful spouses or domestic partners are active or retired Avaya employees. All benefits provided under either the Avaya Health and Welfare Plans or the Lucent Health and Welfare Plans to a lawful spouse or domestic partner dependent of the other company's plans shall be coordinated pursuant to the terms and conditions of the applicable Health and Welfare Plans as in effect from time to time.

               (ii) HCFA DATA MATCH. Immediately after the Distribution Date, Avaya shall assume all Liabilities relating to, arising out of or resulting from claims verified by Lucent or Avaya under the HCFA data match reports that relate to Avaya Individuals. Avaya and Lucent shall share all information necessary to verify HCFA data match reports regarding Avaya Individuals. Avaya shall not change any employee identification numbers assigned by Lucent without notifying Lucent of the change and the new Employee Identification Number. To the extent that Lucent enters into any settlement negotiations between its health plan carriers or claims administrators and HCFA before the end of the Represented Transition Period, Avaya shall have the right to participate in such negotiations.

          (b) OTHER POST-DISTRIBUTION TRANSITIONAL RULES.

               (i) HEALTH AND WELFARE PLANS SUBROGATION RECOVERY. After December 31, 2000, Lucent shall pay to Avaya or the Avaya Nonrepresented Health VEBA (as appropriate) any amounts Lucent recovers from time to time through subrogation or otherwise for claims incurred by or reimbursed to any Avaya Individual. If Avaya recovers any amounts through subrogation or otherwise for claims incurred by or reimbursed to employees and former employees of Lucent or a Lucent Entity and their respective beneficiaries and dependents (other than Avaya Individuals), Avaya shall pay such amounts to Lucent or the Lucent Nonrepresented Health VEBA (as appropriate).

               (ii) EXCHANGE OF HISTORICAL DATA. Lucent acknowledges that Lucent shall have access to medical claims and eligibility data for Avaya employees from the Medstat System 2 through December 31, 2000. Lucent will allow Avaya to make written requests for this historical data until June 30, 2001. Lucent will use its best efforts to respond to complete requests. If any Avaya request must be referred to Medstat programmers because the request is outside the capabilities of System 2 or otherwise cannot be completed by Lucent, then any Medstat charges for such services will be paid by Avaya.

     5.15 APPLICATION OF ARTICLE V TO AVAYA ENTITIES. Any reference in this
Article V to "Avaya" shall include a reference to an Avaya Entity when and to the extent Avaya has caused the Avaya Entity to (a) become a party to a vendor contract, group insurance contract, or HMO letter agreement associated with an Avaya Health and Welfare Plan, (b) become a self-insured entity for the purposes of one or more Avaya Health and Welfare Plans, (c) assume all or a portion of the liabilities or administrative responsibilities for benefits which arose before the Close of the Distribution Date under a Lucent Health and Welfare Plan and which were expressly assumed by Avaya pursuant to the terms of this Agreement, or (d) take any other action, extend any coverage, assume any other liability or fulfill any other responsibility that Avaya would otherwise be required to take under the terms of this Article V, unless it is clear from the context that the particular reference is not intended to include an Avaya Entity. In all such instances in which a reference in this Article V to "Avaya" includes a reference to an Avaya Entity, Avaya shall be responsible to Lucent for ensuring that the Avaya Entity complies with the applicable terms of this Agreement and the Avaya Individuals allocated to such Avaya Entity shall have the same rights and entitlements to benefits under the applicable Avaya Health and Welfare Plans that the Avaya Individual would have had if he or she had instead been allocated to Avaya.

     5.16 LUCENT WORK & FAMILY PROGRAMS. Effective Immediately after the Distribution Date, Avaya shall contract with a national dependent care resource and referral vendor to provide a family resource program to Avaya Individuals. In addition, Immediately after the Distribution Date, Avaya shall provide an adoption reimbursement program to Avaya Individuals and shall assume responsibility for any claims of Avaya Individuals that relate to any adoption not finalized prior to the Close of the Distribution Date. As of the Close of the Distribution Date, the Lucent Technologies Inc. Work and Family Program shall no longer have any responsibility to provide the Lucent Technologies Inc. Family Resource Program or coverage under the Lucent Technologies Inc. Adoption Assistance Plan for any Avaya Individuals; provided, however, that any case that was opened by an Avaya Individual under the Lucent Technologies Inc. Family Resource Program prior to the Close of the Distribution Date shall continue to be covered under the Lucent Technologies Inc. Family Resource Program until December 31, 2001.


                                   ARTICLE VI
          EXECUTIVE BENEFITS, NON-EMPLOYEE DIRECTOR BENEFITS, AND OTHER
                            STOCK-BASED COMPENSATION

     6.1 ASSUMPTION OF OBLIGATIONS. Effective Immediately after the Distribution Date,

Avaya and the Avaya Entities shall assume and be solely responsible for all Liabilities to or relating to Avaya Individuals under all Lucent Executive Benefit Plans.

     6.2 LUCENT SHORT TERM INCENTIVE PLAN. Lucent and Avaya shall cooperate in determining, with respect to all Officer Awards that would otherwise be payable under the Lucent Short Term Incentive Plan to Avaya Individuals for the 2000 performance year, (a) the extent to which established performance criteria (as interpreted by Lucent and Avaya, in their discretion, after taking into account the effects of the Distribution) have been met and (b) the payment level for each such Avaya Individual. Avaya shall be responsible for paying such Officer Awards in an aggregate amount at least equal to the portion of the Lucent commitment, as described on Schedule III hereto, attributable to Avaya Individuals. Avaya shall make such payment prior to December 15, 2000.

     6.3 LUCENT STOCK AWARD PLANS. Lucent and Avaya shall use their reasonable best efforts to take all actions necessary or appropriate so that each outstanding Award granted under any Lucent Stock Award Plan held by any Avaya Individual shall be replaced as set forth in this Section 6.3 with an Award under the Avaya Stock Award Plan.

     (a) STOCK OPTIONS. The Compensation Committee of Lucent's Board of Directors shall cause each Award consisting of a Lucent Option that is outstanding and not vested as of the Close of the Distribution Date and is held by an Avaya Individual to be replaced, effective Immediately after the Distribution Date, with an Avaya Option under an Avaya Stock Award Plan. Such Avaya Option shall provide for the purchase of a number of shares of Avaya Common Stock equal to the number of shares of Lucent Common Stock subject to such Lucent Option as of the Close of the Distribution Date, multiplied by the Ratio, with fractional shares rounded down to the nearest whole share. The per-share exercise price of such Avaya Option shall equal the per-share exercise price of such Lucent Option as of the Close of the Distribution Date divided by the Ratio. Each such Avaya Option shall otherwise have the same terms and conditions as were applicable to the corresponding Lucent Option as of the Close of the Distribution Date, except that references to Lucent and its Affiliates shall be amended to refer to Avaya and its Affiliates. Subject to applicable law in non-U.S. jurisdictions, outstanding unvested Substitute Awards under Lucent Stock Award Plans shall be adjusted with the aim of achieving equivalent treatment as described above.

     The Compensation Committee of Lucent's Board of Directors shall cause each Award consisting of a Lucent Option that is outstanding and vested as of the Close of the Distribution Date and is held by an Avaya Individual to be adjusted in the same manner as Lucent Options held by optionees who will remain Lucent employees Immediately after the Distribution Date. For purposes of such vested options, the Distribution shall not be treated as a termination of employment of Avaya Individuals, and employment with Avaya and its Affiliates will be treated as employment with Lucent. Subject to applicable law in non-U.S. jurisdictions, outstanding vested Substitute Awards under Lucent Stock Award Plans shall be adjusted with the aim of achieving equivalent treatment as described above.

     (b) RESTRICTED STOCK AND RESTRICTED STOCK UNITS. The Compensation Committee of Lucent's Board of Directors shall cause each Award that consists of non-vested restricted shares of Lucent Common Stock or restricted stock units relating to shares of Lucent Common Stock that is outstanding as of the Close of the Distribution Date and is held by an Avaya Individual to be replaced, effective Immediately after the Distribution Date, with a new Award under an Avaya Stock Award Plan consisting of a number of non-vested restricted shares of Avaya Common Stock and/or restricted stock units relating to shares of Avaya Common Stock equal to the number of non-vested restricted shares or restricted stock units of Lucent Common Stock constituting such Award as of the Close of the Distribution Date multiplied by the Ratio, with fractional shares rounded down. Each such replacement Award shall otherwise have the same terms and conditions as were applicable to the corresponding Lucent Award as of the Close of the Distribution Date, except that references to Lucent and its Affiliates shall be amended to refer to Avaya and its Affiliates and dividend equivalent payments, if any, shall be payable after the Distribution Date with reference to dividends on Avaya Common Stock.

     (c) Lucent, in its sole discretion, shall determine the amount of any Performance Share payments to be made to Avaya Individuals for the 1998 through 2000 cycle. Lucent shall provide information to Avaya regarding the accrual of any Performance Share payments for the 1999 through 2001 cycle and Avaya, in its sole discretion, shall determine the amount of any Performance Share payments for such individuals for the 1999 through 2001 cycle. Avaya shall be responsible for making such Performance Share payments for Avaya Individuals for both the 1998 through 2000 and the 1999 through 2001 Performance Share cycles.

     6.4 LUCENT DEFERRAL PLAN. Each Avaya Individual and any Avaya Nonemployee Director who has a deferred Lucent share unit account under the Lucent Deferral Plan shall be permitted an irrevocable election to have the share units in such account converted to their cash value and transferred to the cash account under the Lucent Deferral Plan, which election shall be made in accordance with procedures established by Lucent, in its sole discretion, before and effective as of the Close of the Distribution Date. Immediately after the Distribution Date, the balance of any Avaya Individual in either a Lucent share unit account or a cash account under the Lucent Deferral Plan as of the Close of the Distribution Date shall be transferred to a Avaya share unit account or cash account, respectively, under the Avaya Deferral Plan, with a number of Avaya share units equal to the number of Lucent share units under the Lucent Deferral Plan as of the Close of the Distribution Date multiplied by the Ratio.

     6.5 NON-EMPLOYEE DIRECTOR BENEFITS. As of the Distribution Date, Avaya shall assume and be solely responsible for all Liabilities under the Non-Employee Director Plan to or relating to Avaya Non-Employee Directors.

     6.6 RABBI TRUST.

         (a) ESTABLISHMENT OF MIRROR RABBI TRUST. Effective no later than Immediately after the Distribution Date, Avaya shall establish, or cause to be established, the Avaya Rabbi Trust as a grantor trust subject to Code
Sections 671 et seq., which shall be substantially similar in all Material Features to the Lucent Rabbi Trust, other than the definitions of the terms "potential change in control" and "change in control." Avaya shall appoint as trustee under the Avaya Rabbi Trust the then-current trustee of the Lucent Rabbi Trust.

         (b) FUNDING OF AVAYA RABBI TRUST.

     (i) As soon as practicable after the Close of the Distribution Date, Lucent shall determine the amount of the liabilities under the Lucent Executive Benefits Plans that are payable from the Lucent Rabbi Trust as of the Distribution Date and the amount of such liabilities attributable to Avaya Individuals. Lucent shall then cause the trustee of the Lucent Rabbi Trust to transfer to the trustee of the Avaya Rabbi Trust an amount in cash equal to the present value of liabilities attributable to Avaya Individuals, to the extent such liabilities are funded under the Lucent Rabbi

Trust as of the Distribution Date. For purposes of this Section 6.6(b)(i), liabilities shall be determined based upon the "Full Funding Amount" as defined in Section 2.5 of the Lucent Rabbi Trust.

     (ii) As of the Distribution Date, Avaya and Lucent shall identify the Avaya Individuals and other individuals insured by trust-owned life insurance polices held by the trustee of the Lucent Rabbi Trust and (after any transfers described in Section 6.6(b)(i)) the trustee of the Avaya Rabbi Trust, and shall share (and shall cause the trustees of their respective Rabbi Trusts to share) such information as may be necessary for each to determine when and whether such individuals are deceased.


     6.7 LUCENT SPLIT DOLLAR LIFE INSURANCE. Lucent and Avaya shall take all actions necessary or appropriate to assign to Avaya, effective as of the Distribution Date, Lucent's rights and interests, to the extent attributable to Avaya Individuals, in (a) the split dollar life insurance policies under the Executive Life Insurance Program issued by Metropolitan Life Insurance Company,(b) any additional split dollar life insurance program that may be implemented by Lucent before the Close of the Distribution Date, with respect to Avaya Individuals, effective Immediately after the Distribution Date, and (c) under the Lucent Non-Employee Director Plan issued by Hartford Life Insurance Company effective as of the Distribution Date (such policies, the "Assigned Split Dollar Policies"). Such actions shall include Avaya's acceptance of any collateral assignments, policy endorsements or such other documentation executed by or on behalf of Avaya Individuals and Avaya Non-Employee Directors, or any trustee of any trust to which such individual's policy rights or incidents of ownership under the Assigned Split Dollar Policies have been assigned, and Avaya's entering into such agreements as may be necessary to fulfill any obligations of Lucent to any insurance company or insurance agent or broker under the Assigned Split Dollar Policies. From and after the date of the assignment of any Assigned Split Dollar Policy to Avaya, Avaya shall assume and be solely responsible for all Liabilities, and shall be entitled to all benefits, of Lucent under such policy and under the Executive Life Insurance Program, the Lucent Non-Employee Director Plan and any additional split dollar life insurance program that may be implemented by Lucent before the Close of the Distribution Date, as the case may be, with respect to such policies, and any related agreements entered into by Avaya Individuals or Avaya Non-Employee Directors. This Section 6.7 shall not apply to the split dollar life insurance policies purchased under the Lucent Technologies Inc. Voluntary Life Insurance Plan, which shall be retained by Lucent.


                                   ARTICLE VII
                             MISCELLANEOUS BENEFITS

     7.1 TRANSFER OF STOCK PURCHASE PLAN RECORDKEEPING ACCOUNTS. Lucent shall cause the recordkeeping accounts under the Lucent Stock Purchase Plan of all Avaya Individuals to be transferred, as of the Close of the Distribution Date or as soon as practicable thereafter, to, and Avaya shall cause the accounts to be accepted by, the recordkeeper for the Avaya Stock Purchase Plan. Avaya shall use its reasonable best efforts to enter into agreements satisfactory to Avaya with the recordkeeper of the Lucent Stock Purchase Plan to ensure the transfer and maintenance of the participant records. Through the end of the Represented Transition Period, Avaya shall use a recordkeeper and an enrollment vendor under the Avaya Stock Purchase Plan compatible with the recordkeeper and enrollment vendor under the Lucent Stock Purchase Plan.

     7.2 SERVICE ANNIVERSARY AND RETIREMENT AWARD PROGRAM.

         (a) Before the Close of the Distribution Date, at the request of Avaya, Lucent shall use its reasonable best efforts to amend the service anniversary merchandise vendor contract in existence as of the date of this Agreement and related to the Lucent Service Anniversary and Retirement Award Program to permit Avaya and the Avaya Entities to participate in the terms and conditions of such contract effective Immediately after the Distribution Date. These efforts shall substantially conform with the guidelines set forth in Section 5.6(a) as if the service anniversary merchandise vendor contract were an ASO Contract.

         (b) Avaya and the Avaya Entities may provide to their employees service anniversary merchandise bearing the name and/or logo of Lucent ordered by Lucent before the date of this Agreement and delivered under the Avaya Service Anniversary and Retirement Award Program to Avaya Individuals and other employees and former employees of Avaya and the Avaya Entities whose service anniversary occurs on or before December 31, 2000, subject to the terms and conditions of any separate agreement between Lucent and Avaya regarding the use of the corporate names, logos, service marks and other intellectual property of Lucent and a Lucent Entity. No service anniversary merchandise bearing the corporate name and/or logo of Lucent shall be delivered to any Avaya Individuals or other employees and former employees of Avaya and the Avaya Entities with respect to a service anniversary on or after January 1, 2001, without the express written consent of Lucent.

     7.3 2000 INCENTIVE COMPENSATION PAYMENTS. Avaya shall be responsible for paying 2000 short term incentive compensation payments to Avaya Individuals in an amount at least equal to the portion of the Lucent commitment, as described on Schedule III hereto, attributable to Avaya Individuals. Avaya shall be responsible for making such payment prior to December 15, 2000. Lucent and Avaya shall cooperate in determining the extent to which performance awards shall be paid to Represented Employees for the 2000 performance year and Avaya shall make such payment prior to December 15, 2000.


                                  ARTICLE VIII
                           GENERAL AND ADMINISTRATIVE

         8.1 ACTUARIAL AND ACCOUNTING METHODOLOGIES AND ASSUMPTIONS. For purposes of this Agreement, unless specifically indicated otherwise: (i) all actuarial methodologies and assumptions used for a particular Plan shall (except to the extent otherwise determined by Lucent and Avaya to be reasonable or necessary) be substantially the same as those used in the actuarial valuation of that Plan used to determine minimum funding requirements under ERISA Section 302 and Code Section 412 for 2000, or, if such Plan is not subject to such minimum funding requirements, used to determine Lucent's deductible contributions under Code Section 419A or, if such Plan is not subject to Code Section 419A, the assumptions used to prepare Lucent's audited financial statements for 2000, as the case may be; and (ii) the value of plan assets shall be the value established for purposes of audited financial statements of the relevant plan or trust for the period ending on the date as of which the valuation is to be made. Avaya Liabilities relating to, arising out of or resulting from the status of Avaya and the Avaya Entities as Participating Companies in Lucent Health and Welfare Plans, as provided for in
Section 2.2 and all accruals relating thereto shall be determined by Lucent using actuarial assumptions and methodologies (including with respect to demographics, medical trends and other relevant factors) determined by Lucent in a manner consistent with Lucent's practice as in effect on the Distribution Date and in conformance with the generally accepted actuarial principles promulgated by the American Academy of Actuaries, the Code, ERISA, and/or generally accepted accounting principles, as applicable, in each case as interpreted by Lucent consistent with past practice. Except as otherwise contemplated by this Agreement or as required by law, all determinations as to the amount or valuation of any assets of or relating to any Lucent Plan (whether or not such assets are being transferred to an Avaya Plan) shall be made pursuant to procedures to be established by the parties before the Distribution Date.

     8.2 SHARING OF PARTICIPANT INFORMATION. Lucent and Avaya shall share, Lucent shall cause each applicable Lucent Entity to share, and Avaya shall cause each applicable Avaya Entity to share, with each other and their respective agents and vendors (without obtaining releases) all participant information necessary for the efficient and accurate administration of each of the Lucent Plans and the Avaya Plans during the respective Transition Periods applicable to such Plans, and with respect to each of the Lucent Health and Welfare Plans and Avaya Health and Welfare Plans, Lucent and Avaya and their respective authorized agents shall, subject to applicable laws on confidentiality, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other party, to the extent necessary for such administration.

     8.3 REPORTING, DISCLOSURE AND COMMUNICATIONS TO PARTICIPANTS. While Avaya is a Participating Company in the Lucent Health and Welfare Plans, Avaya shall take, and shall cause each other applicable Avaya Entity to take, all actions necessary or appropriate to facilitate the distribution of all Lucent Health and Welfare Plan-related communications and materials to employees, participants and beneficiaries, including summary plan descriptions and related summaries of material modification, summary annual reports, and notices for the Lucent Plans. Avaya shall pay Lucent the cost relating to the copies of all such documents provided to Avaya, except to the extent such costs are charged pursuant to an Ancillary Agreement. Avaya shall assist, and Avaya shall cause each other applicable Avaya Entity to assist, Lucent in complying with all reporting and disclosure requirements of ERISA, including the preparation of Form 5500 annual reports for the Lucent Health and Welfare Plans, where applicable.

     8.4 NON-TERMINATION OF EMPLOYMENT; NO THIRD-PARTY BENEFICIARIES. No provision of this Agreement or the Contribution and Distribution Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any Avaya Individual or other future, present or former employee of Lucent, a Lucent

Entity, Avaya, or an Avaya Entity under any Lucent Plan or Avaya Plan or otherwise. Without limiting the generality of the foregoing: (i) neither the Distribution nor the termination of the Participating Company status of Avaya or an Avaya Entity shall cause any employee to be deemed to have incurred a termination of employment or layoff which entitles such individual to the commencement of benefits under any of the Lucent Plans, any of the Avaya Plans, or any of the Individual Agreements; and (ii) except as expressly provided in this Agreement, nothing in this Agreement shall preclude Avaya, at any time after the Close of the Distribution Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Avaya Plan, any benefit under any Plan or any trust, insurance policy or funding vehicle related to any Avaya Plan.

     8.5 PLAN AUDITS.

         (a) AUDIT RIGHTS WITH RESPECT TO THE ALLOCATION OR TRANSFER OF PLAN ASSETS. The allocation of Pension Plan assets and liabilities pursuant to
Section 3.2, the transfer of assets from Lucent VEBAs pursuant to Sections 5.3 and 5.4, the transfer of RFA assets pursuant to Section 5.4 and the transfer of assets from the Lucent Rabbi Trust pursuant to Section 6.6 shall be audited on behalf of both Lucent and Avaya by the consulting firm of William M. Mercer, Incorporated. The scope of such audit shall be limited to the accuracy of the final data relied upon and the accuracy of the computation and adherence to the methodology specified in this Agreement and, except as set forth in the last sentence of this Section 8.5(a), such audit shall not be binding on the parties. The auditing firm shall provide its report to both Lucent and Avaya. No other audit shall be conducted with respect to the transfer or allocation of Plan assets. The costs of such audit shall be shared proportionately to the asset split between Lucent and Avaya, or, at each company's discretion and to the extent allocable thereto, by their respective Pension Plans. To the extent such audit recommends a change to the value of assets allocated to any Avaya Plan of less than 0.25 % of the amount originally determined by Lucent's actuaries under each of Sections 3.2, 5.3, 5.4, and 6.6, as applicable to each transfer, the original determination shall be binding on the parties and shall not be subject to the dispute resolution process provided under the Contribution and Distribution Agreement. To the extent such audit recommends such a change of 0.25% or more, any unresolved dispute between the parties as to whether and how to make any change in response to such recommendation shall be subject to the dispute resolution process provided under the Contribution and Distribution Agreement.

         (b) AUDIT RIGHTS WITH RESPECT TO INFORMATION PROVIDED.

               (i) Each of Lucent and Avaya, and their duly authorized representatives, shall have the right to conduct audits with respect to all information provided to it by the other party. The party conducting the audit (the "Auditing Party") shall have the sole discretion to determine the procedures and guidelines for conducting audits and the selection of audit representatives under this Section 8.5(b); provided, that audits with respect to the allocation or transfer of Plan assets and liabilities shall be subject only to Section 8.5(a). The Auditing Party shall have the right to make copies of any records at its expense, subject to the confidentiality provisions set forth in the Contribution and Distribution Agreement, which are incorporated by reference herein. The party being audited shall provide the Auditing Party's representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide workspace to its representatives. After any audit is completed, the party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within ten business days after receiving such draft.

               (ii) The Auditing Party's audit rights under this Section 8.5(b) shall include the right to audit, or participate in an audit facilitated by the party being audited, of any Subsidiaries and Affiliates of the party being audited and of any benefit providers and third parties with whom the party being audited has a relationship, or agents of such party, to the extent any such persons are affected by or addressed in this Agreement (collectively, the "Non-parties"). The party being audited shall, upon written request from the Auditing Party, provide an individual (at the Auditing Party's expense) to supervise any audit of a Non-party. The Auditing Party shall be responsible for supplying, at the Auditing Party's expense, additional personnel sufficient to complete the audit in a reasonably timely manner. The responsibility of the party being audited shall be limited to providing, at the Auditing Party's expense, a single individual at each audited site for purposes of facilitating the audit.

         (c) AUDITS REGARDING VENDOR CONTRACTS. From Immediately after the Distribution Date through December 31, 2000, Lucent and Avaya and their duly authorized representatives shall have the right to conduct joint audits with respect to any vendor contracts that relate to the Lucent Health and Welfare Plans. The scope of such audits shall encompass the review of all correspondence, account records, claim forms, canceled drafts (unless retained by the bank), provider bills, medical records submitted with claims, billing corrections, vendor's internal corrections of previous errors and any other documents or instruments relating to the services performed by the vendor under the applicable vendor contracts. Lucent and Avaya shall agree on the performance standards, audit methodology, auditing policy and quality measures and reporting requirements relating to the audits described in this Section 8.5 and the manner in which costs incurred in connection with such audits will be shared.

     8.6 BENEFICIARY DESIGNATIONS. All beneficiary designations made by Avaya Individuals for Lucent Plans shall be transferred to and be in full force and effect under the corresponding Avaya Plans until such beneficiary designations are replaced or revoked by the Avaya Individual who made the beneficiary designation.

     8.7 REQUESTS FOR IRS RULINGS AND DOL OPINIONS.

         (a) COOPERATION. Avaya shall cooperate fully with Lucent on any issue relating to the transactions contemplated by this Agreement for which Lucent elects to seek a determination letter or private letter ruling from the IRS or an advisory opinion from the DOL. Lucent shall cooperate fully with Avaya with respect to any request for a determination letter or private letter ruling from the IRS or advisory opinion from the DOL with respect to any of the Avaya Plans relating to the transactions contemplated by this Agreement.

         (b) APPLICATIONS. (I) Lucent and Avaya shall make such applications to regulatory agencies, including the IRS and DOL, as may be necessary to ensure that any transfers of assets from the Lucent Nonrepresented Health VEBA and the Lucent Postretirement Life Trust to the Avaya Nonrepresented Health VEBA and the Avaya Postretirement Life Trust will neither (i) result in any adverse tax, legal or fiduciary consequences to Lucent and Avaya, the Lucent Nonrepresented Health VEBA and the Lucent Postretirement Life Trust, the Avaya Nonrepresented Health VEBA and the Avaya Postretirement Life Trust, or any participant therein or beneficiaries thereof, or any successor welfare benefit funds established by or on behalf of Avaya, or the trustees of such trusts, nor (ii) contravene any statute, regulation or technical pronouncement issued by any regulatory agency. Within 60 days after the Close of the Distribution Date, Avaya shall prepare and file all forms required to obtain favorable tax-exempt determination letters from the IRS for the Avaya Postretirement Health and Postretirement Life Trusts. Avaya and Lucent agree to cooperate with each other to fulfill any filing and/or regulatory reporting obligations with respect to such transfers.

               (ii) Promptly after the Distribution Date, Avaya will submit its Pension and Savings Plans to the IRS for favorable determination letters as to their qualified status under section 401(a) of the Code and the tax-exempt status of the trusts under such Plans under section 501(a) of the Code, and will make such changes as may be reasonably required by the IRS as a condition to the grant of favorable determination letters.

         (c) LIFE INSURANCE. To the extent the transfer or allocation of all or a portion of any life insurance policies results in any adverse tax or legal consequences, including (i) any finding that such transfer results in the creation of a modified endowment contract within the meaning of Code Section 7702A, a transfer for value within the meaning of Code Section 101(a), or a lack of insurable interest for either Lucent or Avaya (or their respective trusts, if any), or (ii) multiple claims for insurance proceeds, Lucent and Avaya shall take such steps as may be necessary to contest any such finding and, to the extent of any final determination that such adverse tax or legal consequences will result, Lucent and Avaya shall make such further adjustments so as to place both parties in the proportionate financial position that they each would have been in relative to the other but for such adverse tax or legal consequences.

         8.8 FIDUCIARY MATTERS. Lucent and Avaya each acknowledges that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard.

     8.9 COLLECTIVE BARGAINING.

     (a) Lucent and Avaya are parties to a National Memorandum of Understanding ("MOU") with the Communications Workers of America (CWA) and the International Brotherhood of Electrical Workers (IBEW), dated May 30, 1998. The National MOU settles certain terms and conditions of employment for represented occupational employees of Lucent and Avaya. The National MOU, and the local collective bargaining agreements (CBAs) which it amends and supplements, expire on May 31, 2003.

     (b) The parties agree that for the life of the National MOU, it shall continue to apply to both companies according to its terms and that no changes may be made to it without the consent of both Lucent and Avaya. The parties further agree that for the life of any CBA covering a bargaining unit of represented occupational employees of both Lucent and Avaya, any proposed changes to the CBA(s) other than those contained in the National MOU shall require reasonable advance notice to the other party, and the opportunity to participate in any bargaining that may occur with the union(s).

     (c) To the extent that any provisions of this Agreement are inconsistent with the National MOU or any CBA which covers a bargaining unit of represented occupational employees of both Lucent and Avaya, the provisions of the National MOU and/or the CBA(s) prevail.

     (d) In the event of a force surplus declaration by either party affecting represented occupational employees in a bargaining unit containing both Lucent and Avaya employees, resulting in the involuntary separation of one or more employees from the rolls of the party not declaring the surplus, the party declaring the surplus shall bear the cost of any severance payable to such employee(s).

     8.10 CONSENT OF THIRD PARTIES. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, Lucent and Avaya shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, Lucent and Avaya shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase "reasonable best efforts" as used herein shall not be construed to require the incurrence of any non-routine or unreasonable expense or liability or the waiver of any right.

     8.11 QUIET PERIODS. Avaya shall take such action as is necessary to ensure that participants in the Avaya LTSSP, the Avaya Savings Plan, and the Stock Award Plans are notified that a quiet period will occur beginning on or about the Distribution Date, during which changes in investment direction, withdrawals, exercises and other activity with respect to participants' accounts and Awards generally will not be permitted.

     8.12 LUCENT'S AND AVAYA'S GENERAL OBLIGATIONS AS PLAN SPONSORS. Lucent and Avaya, respectively, shall continue to administer, or cause to be administered, in accordance with their terms and applicable law, the Deferral Plan, the Executive Benefit Plans, the Non-U.S. Plans, the HCRA, the Health and Welfare Plans, the LESOP, the Pension Plans, the Savings Plans, the Stock Award Plans, and any other Plan, and shall have the sole discretion and authority to interpret such Plans as set forth therein.

     8.13 ADJUSTMENTS TO PLAN TRANSFERS. In the event of transfers of employment status, or corrections to data, calculations or methods used to calculate any Liabilities or assets transferred to the trust relating to an Avaya Plan from the trust relating to the corresponding Lucent Plan that occur prior to May 31, 2003, such Liabilities and assets shall be recomputed, ab initio, so as to place each such trust in the position it would have been in, had the initial asset transfer been made in accordance with such recomputed amount of assets. Any such adjustments to amounts transferred pursuant to this Agreement from a Lucent Plan or trust thereunder to an Avaya Plan or a trust thereunder shall be made between such Plans or trusts. If an employee assigned to either Avaya or Lucent is not correctly reported on the records of any Plan, any Liability arising from such error shall be the responsibility of the employer of the individual on the date such error is identified, or of a Plan sponsored by such employer. Determinations of what entity employs or employed a particular individual shall be made by reference to the applicable legal entity and/or other appropriate accounting code, to the extent possible.


                                   ARTICLE IX
                                  MISCELLANEOUS

     9.1 NON-U.S. PLANS. Schedule IV sets forth the principles that will govern Lucent and Avaya's treatment of Non-U.S. Plans.

     9.2 EFFECT IF DISTRIBUTION DOES NOT OCCUR. If the Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or occur effective as of the Close of the Distribution Date, Immediately after the Distribution Date, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed by Avaya and Lucent.

     9.3 RELATIONSHIP OF PARTIES. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship set forth herein.

     9.4 AFFILIATES. Each of Lucent and Avaya shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by a Lucent Entity or an Avaya Entity, respectively.

     9.5 INCORPORATION OF CONTRIBUTION AND DISTRIBUTION AGREEMENT PROVISIONS. The following provisions of the Contribution and Distribution Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein (references in this Section 9.5 to an "Article" or "Section" shall mean Articles or Sections of the Contribution and Distribution Agreement, and, except as expressly set forth below, references in the material incorporated herein by reference shall be references to the Contribution and Distribution Agreement):
Article V (relating to Mutual Releases and Indemnification); Article VIII (relating to Exchange of Information and Confidentiality); Article IX (relating to Dispute Resolution); Article X (relating to Further Assurances and Additional Covenants); Article XI (relating to Termination); and Article XII (relating to Miscellaneous) other than Section 12.2 (relating to Governing Law).

IN WITNESS WHEREOF, the parties have caused this Employee Benefits Agreement to be duly executed as of the day and year first above written.

                                              LUCENT TECHNOLOGIES INC.


                                              By: ______________________________


                                              Name:


                                              Title:


                                              AVAYA INC.


                                              By: ______________________________


                                              Name:


                                              Title: